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Empire Resources Inc.
One Parker Plaza
Fort Lee, NJ 07024

FOR IMMEDIATE RELEASE

           EMPIRE RESOURCES ANNOUNCES FIRST QUARTER OPERATING RESULTS;
                           POSTS INCREASED NET INCOME

         FORT LEE, NJ, May 12, 2003- Empire Resources, Inc. (AMEX:ERS), a distributor of value added, semi-finished aluminum products, today announced net income of $870,000 for the first quarter of 2003, compared to net income of $734,000 for the first quarter of 2002, or an increase of 18.5% over the prior year's results. Net income for the quarter increased to $0.09 per share on a fully diluted basis, as compared to net income for the same period in 2002 of $0.07 per share on a fully diluted basis. Compared with the same period last year the Company reported an 11.2% increase in revenues from $40,417,000 in 2002 to $44,937,000 in 2003 as well as a 12.6% increase in gross profit from $2,838,000 million in 2002 to $3,196,000 in 2003

         "Despite the weak global economy we were able to achieve increased net income this past quarter," said Nathan Kahn, Chief Executive Officer. "We continue our efforts to improve operating efficiencies and margins in order to enhance shareholder value."

         Empire Resources, Inc., is a distributor of a wide range of semi-finished aluminum products to customers in the transportation, automotive, housing, appliance and packaging industries in the U.S., Canada, Australia and New Zealand. It maintains supply contracts with aluminum mills in various parts of the world.

This press release contains forward-looking statements. Such statements involve various risks that may cause actual results to differ materially. These risks include, but are not limited to, the ability of the company to grow internally or by acquisition and to integrate acquired businesses, not being able to improve operating margins and efficiencies, changing industry and competitive conditions, and other risks referred to in the Company's registration statements and periodic reports filed with the Securities & Exchange Commission

Contact:
William Spier
212 759-3287 (ext. 101)
wspier@empireresources.com

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     In thousands, except per share amounts




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
                                                                            Three Months Ended
                                                                                 March 31,
                                                                        ----------------------------
                                                                           2003            2002
                                                                        ----------------------------
Net sales                                                                $  44,937       $ 40,417
Cost of goods sold                                                          41,741         37,579
                                                                         ----------      ---------
Gross profit                                                                 3,196          2,838
Selling, general and administrative expenses                                 1,522          1,378
                                                                         ----------      ---------

Operating income                                                             1,674          1,460
Interest expense                                                               226            267
                                                                         ----------      ---------

Income before income taxes                                                   1,448          1,193
Income taxes                                                                   578            459
                                                                         ----------      ---------

Net income                                                               $     870        $   734
                                                                         =========       =========

Weighted average shares outstanding:
     Basic                                                                   9,435         10,569
                                                                         =========       =========

     Diluted                                                                 9,541         10,699
                                                                         =========       =========

Earnings per share:
     Basic                                                                   $0.09          $0.07
                                                                         =========       =========

     Diluted                                                                 $0.09          $0.07
                                                                         =========       =========
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